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                                                                   EXHIBIT 12-23

                           THE DETROIT EDISON COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS

                                                                                    Year Ended December 31
                                                                           ---------------------------------------
                                                                             1999            1998           1997
                                                                             ----            ----           ----
                                                                           (Millions, except for ratio and percent)

  Net income .........................................................     $    434        $     418       $    417
                                                                           --------        ---------       --------

  Taxes based on income:
    Current income taxes ..............................................         282              280            308
    Deferred taxes - net ..............................................         (60)              (5)            (6)
    Investment tax credit adjustments - net............................         (11)             (15)           (14)
    Municipal and state ...............................................           3                3              4
                                                                           --------        ---------       --------
      Total taxes based on income .....................................         214              263            292
                                                                           --------        ---------       --------

  Fixed charges:
    Interest on long-term debt ........................................         252              254            262
    Amortization of debt discount, premium and expense ................          17               11             11
    Other interest ....................................................          19               13              9
    Interest factor of rents ..........................................          34               34             34
                                                                           --------        ---------       --------
      Total fixed charges .............................................         322              312            316
                                                                           --------        ---------       --------

  Earnings before taxes based on income and fixed charges .............    $    970        $     993       $  1,025
                                                                           ========        =========       ========

  Preferred stock dividends ...........................................    $     --        $       6       $     12
  Dividends meeting requirement of IRC Section 247 ....................         N/A                4              4
  Percent deductible for income tax purposes ..........................         N/A            40.00%         40.00%
  Amount deductible ...................................................         N/A                2              2
  Amount not deductible ...............................................         N/A                4             10
  Ratio of pretax income to net income ................................         N/A             1.63           1.70
  Dividend factor for amount not deductible ...........................         N/A                7             17
  Amount deductible ...................................................         N/A                2              2
                                                                           --------        ---------       --------
      Total preferred stock dividend factor ...........................         N/A                9             19
      Total fixed charges .............................................         322              312            316
                                                                           --------        ---------       --------
      Total fixed charges and preferred stock dividends ...............    $    322            $ 321       $    335
                                                                           ========        =========       ========
  Ratio of earnings to fixed charges and preferred stock dividends ....        3.01             3.09           3.06
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